Exhibit 99.1

News	Contact: Investor Relations ViaSat Inc. 760-476-2633 www.viasat.com
ViaSat Announces First Quarter Results — Record Awards and Revenues
     Carlsbad, CA - August 5, 2008 — ViaSat, Inc. (NASDAQ: VSAT), a producer of innovative satellite and other wireless communications and networking systems, today announced financial results for the first quarter of fiscal year 2009. The fiscal first quarter results include record net new contract awards of $205.9 million, record revenues of $153.0 million and non-GAAP diluted net income per share of $0.29 or $0.20 per share on a diluted GAAP basis.
     “Our results for the first quarter were consistent with our plans — and new orders exceeded our expectations,” said Mark Dankberg, CEO and chairman of ViaSat. “While GAAP and non-GAAP earnings per share increased 54% and 38%, respectively, compared to last year, our first quarter earnings were adversely impacted by several cents per share due to a higher tax rate resulting from the expiration of the federal R&D tax credit, which we anticipate will be retroactively extended sometime this year. We are especially pleased with growth in new orders and the corresponding strength of our core businesses. We also see opportunities for continued favorable order flow in our second quarter which would, combined with the strong first quarter awards, position us quite well for the current fiscal year.”
Financial Results1

(In millions, except per share data)	Q1 2009	Q1 2008
Revenues	$153.0	$128.6
Net income	$6.3	$4.2
Diluted per share net income	$0.20	$0.13
Non-GAAP net income [2]	$9.1	$6.8
Non-GAAP diluted net income per share [2]	$0.29	$0.21
Fully diluted weighted average shares	31.6	32.2

New orders/Contract awards	$205.9	$136.0
Sales backlog	$427.4	$396.1

[1]	ViaSat uses a 52 or 53-week fiscal year which ends on the Friday closest to March 31. ViaSat’s quarters for fiscal year 2009 end on June 27, 2008, October 3, 2008, January 2, 2009 and April 3, 2009. Fiscal year 2009 is a 53-week year, compared with a 52-week year in fiscal year 2008. The second quarter of fiscal year 2009 will consist of one additional week for a total of 14 weeks. ViaSat does not believe the extra week results in any material impact on its financial results.

[2]	All non-GAAP numbers have been adjusted to exclude the effects of acquisition charges (amortization of intangible assets) and non-cash stock-based compensation expenses. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between GAAP Net Income and Non-GAAP Net Income” table contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”
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ViaSat News	2
          In our fourth quarter of fiscal year ended March 28, 2008, the company made management and organizational structure changes to better align the organization with our recent strategic changes, which resulted in a new segment presentation. We have recast the data for the prior fiscal year periods presented to conform to the current period presentation. Our Satellite Services segment is primarily comprised of our expanding maritime and airline broadband and enterprise VSAT services plus our ViaSat-1 satellite. Our Commercial Networks segment comprises our former Satellite Networks and Antenna Systems segments, except for the Satellite Services segment.
Government Systems Segment
     The Government Systems segment recorded quarterly revenues of $88.6 million, a 25.5% increase over the first quarter of fiscal year 2008. The revenue growth was primarily related to higher sales of certain information assurance products, next generation military satellite communication systems and video data link systems partially offset by a decrease in development sales of next generation tactical data link products. New contract awards in our Government Systems segment for the first quarter of fiscal year 2009 were $149.9 million.
Commercial Networks Segment
     For the Commercial Networks segment, revenues were $62.9 million for the first quarter, which was a 12.0% increase from the first quarter of fiscal year 2008. The revenue increase was primarily derived from higher revenues related to the development of mobile satellite systems, antenna system products and our enterprise VSAT product sales, partially offset by a decrease in sales of our consumer broadband products. New contract awards in our Commercial Networks segment for the first quarter of fiscal year 2009 were $54.3 million.
Satellite Services Segment
     Our Satellite Services segment contributed revenues of $1.4 million for the first quarter, which was essentially flat with last year. New contract awards in our Satellite Services segment for the first quarter were $1.7 million.
Selected First Quarter 2009 Business Highlights
•	Won a delivery order valued at approximately $52 million for Multifunctional Information Distribution System (MIDS) terminals from The Space and Naval Warfare Systems Command (SPAWAR), San Diego.
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•	Signed a new 10 year agreement with KVH Industries Inc. to establish a global Ku-band mobile broadband network using ViaSat-patented ArcLight® technology. The agreement includes an initial purchase by KVH of three ArcLight hubs and builds on the already successful satellite networks serving business jets, maritime vessels, and ground vehicles in North America, the Caribbean, the North Atlantic and Europe.

•	Received a $12 million award from Lockheed Martin Aeronautics Co. for the manufacture, integration, test, and delivery of a Communication, Navigation, and Identification (CNI) Function Stimulator (CFS) for avionics testing of F-35 Lightning II aircraft, also known as the Joint Strike Fighter.

•	Received a $3.97 million Task Order (TO) for modification of the Joint Communication Simulator (JCS) under an Indefinite Delivery/Indefinite Quantity (ID/IQ) contract from the U.S. Air Force. The JCS enables accurate analysis of communication system performance that reduces the expense of in-flight testing.

•	Introduced the EnerLinks III™ product, an advanced new Command and Control (C2) and Intelligence, Surveillance, and Reconnaissance (ISR) digital data link for Tactical Unmanned Aerial Systems (TUAS).

•	Obtained first OEM sales of subsidiary ICT’s Accelenet® Wide Area Networking (WAN) Optimization software — including both commercial and government applications.

•	AcceleNet® was selected as the best WAN Optimization software product by Network Products Guide. The AcceleNet product was also selected as a finalist for the 2008 SoftwareCEO/CompTIA Software Innovation Awards in the “Most Innovative Enterprise Software” category.

•	ViaSat subsidiary, US Monolithics, surpassed 650,000 units shipped for its Ka-Band transceivers for consumer broadband, and also launched its own line of commercial C-and Ku-band satellite transmit and receive products in June.
Safe Harbor Statement
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that refer to future R&D tax credits, favorable order flow in the second quarter and our fiscal year 2009 prospects. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “may,” “will,” “should,” “could, “anticipates” or “intends” or the negative of such terms or other comparable terminology. ViaSat wishes to caution you that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ include: product design flaws or defects; ViaSat’s ability to develop new products that gain market acceptance; changes in
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ViaSat News	4
     product supply, pricing and customer or end user demand; changes in relationships with, or the financial condition of, key customers or suppliers; changes in government regulations; changes in economic conditions globally and in the communications markets in particular; increased competition; potential product liability, infringement and other claims; and other factors affecting the communications industry generally. In addition, ViaSat refers you to the risk factors contained in ViaSat SEC filings available at www.sec.gov, including without limitation, the most recent ViaSat Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements for any reason.
Conference Call
     ViaSat Inc. will host a conference call to discuss these fiscal year 2009 first quarter results at 11:00 A.M. Eastern Time on Tuesday, August 5, 2008. The dial in number is (877) 397 0300 and (719) 325 4849 internationally. A replay will be available beginning at 2:00 P.M. Eastern through midnight, Wednesday, August 6th. The passcode is 4080048. You can also access our conference call webcast and other material financial information discussed on our conference call (including any information required by Regulation G) on the Investor Relations Events Calendar page of our corporate website (www.viasat.com). The call will be archived and available on that site for at least twelve months immediately following the conference call.
About ViaSat
ViaSat produces innovative satellite and other digital communication products that enable fast, secure, and efficient communications to any location. The company provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption technologies to the U.S. government; and is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services. The company has five subsidiaries: US Monolithics, Efficient Channel Coding, Enerdyne Technologies, Intelligent Compression Technologies and JAST. These companies design and produce complementary products such as monolithic microwave integrated circuits, DVB-S2 satellite communication components, video data link systems, data acceleration and compression products, and mobile satellite antenna systems. ViaSat has locations in Carlsbad, CA, and Duluth, GA, along with its Comsat Laboratories division in Germantown, MD. Additional field offices are located in Boston, MA, Baltimore, MD, Washington DC, Tampa, FL, Gilbert, AZ, Australia, China, India, Italy and Spain.
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ViaSat News	5
Use of Non-GAAP Financial Information
To supplement ViaSat’s consolidated financial statements presented in accordance with GAAP, ViaSat uses non-GAAP net income, a measure ViaSat believes is appropriate to enhance an overall understanding of ViaSat past financial performance and prospects for the future. Non-GAAP net income excludes the effects of acquisition charges (amortization of intangible assets) and non-cash stock-based compensation expenses. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these adjusted non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with generally accepted accounting principles. A reconciliation of specific adjustments to GAAP results is provided in the “Reconciliation Between GAAP Net Income and Non-GAAP Net Income” table contained in this release.
     Enerlinks III is a trademark of Enerdyne Technologies, Inc. AcceleNet is a registered trademark of Intelligent Compression Technologies, Inc. Arclight is a registered trademark of ViaSat, Inc.
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ViaSat News	6
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended
	June 27, 2008	June 29, 2007
Revenues	$152,961	$128,562
Operating expenses:
Cost of revenues	108,020	96,396
Selling, general & administrative	23,604	17,730
Independent research and development	9,840	7,377
Amortization of intangible assets	2,340	2,393

Income from operations	9,157	4,666
Interest, net	616	1,218

Income before income taxes and minority interest	9,773	5,884
Provision for income taxes	3,403	1,581
Minority interest in net earnings of subsidiary, net of tax	79	122

Net Income	$6,291	$4,181

Diluted net income per share	$0.20	$0.13

Diluted common equivalent shares	31,595	32,214

RECONCILIATION BETWEEN GAAP NET INCOME AND NON-GAAP NET INCOME IS AS FOLLOWS:
GAAP net income	$6,291	$4,181
Amortization of intangible assets	2,340	2,393
Stock-based compensation expense	2,189	1,812
Income tax effect	(1,711)	(1,603)

Non-GAAP net income	$9,109	$6,783

Non-GAAP diluted net income per share	$0.29	$0.21

Diluted common equivalent shares	31,595	32,214
Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

	June 27, 2008	March 28, 2008
Assets
Current Assets:
Cash and S-T investments	$110,865	$125,219
Accounts receivable, net	152,422	155,484
Inventory	57,822	60,326
Deferred income taxes	18,664	18,664
Other current assets	12,816	15,933

Total current assets	352,589	375,626

Goodwill	66,407	66,407
Other intangible assets, net	23,137	25,477
Property and equip, net	80,883	64,693
Other assets	17,862	18,891

	$540,878	$551,094

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$50,609	$52,317
Accrued liabilities	53,587	75,058
Line of credit	—	—

Total current liabilities	104,196	127,375

Other liabilities	18,324	17,290

Total liabilities	122,520	144,665

Minority interest	3,874	2,289

Total stockholders’ equity	414,484	404,140

	$540,878	$551,094